                                                                  Exhibit 10.20



                            STOCK PURCHASE AGREEMENT

                          DATED AS OF DECEMBER 6, 1996

                                     AMONG

                                  AVTEAM,INC.

                                      AND

                          THE PURCHASERS NAMED HEREIN

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                               TABLE OF CONTENTS

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                                   ARTICLE I

                 AUTHORIZATION; PURCHASE AND SALE; PUT . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 1.1 Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 1.2 Purchase and Sale of the Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Section 1.3 Purchase and Sale of Additional Shares of Preferred Stock  . . . . . . . . . . . . . . . . . . . . 2
Section 1.4 Separate Sales and Several Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

                                               ARTICLE II

                 INITIAL CLOSING AND ADDITIONAL CLOSINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Section 2.1 Initial Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Section 2.2 Additional Closings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

                                              ARTICLE III

                                          COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Section 3.1  Financial Statements and Other Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
Section 3.2  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 3.3  Redemptions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Section 3.4  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 3.5  Public Disclosures    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 3.6  Inspection of Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Section 3.7  Regulatory Compliance Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 3.8  Reservation of Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Section 3.9  Rights of Clipper Equity Partners as a Venture Capital Operating Company  . . . . . . . . . . .  13
Section 3.10 Directors' and Officers' Liability Insurance  . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 3.11 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Section 3.12 Indebtedness to Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 3.13 Now Credit Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 3.14 Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 3.15 Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                               ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PURCHASERS  . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.1 Investment Representation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Section 4.2 Organization and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Section 4.3 Authorization; No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

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Section 4.4 Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 4.5 Further Representations by Foreign Purchasers    . . . . . . . . . . . . . . . . . . . . . . . .  15
Section 4.6 Status of Purchasers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 4.7 No Prior Dealings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Section 4.8 Bank Holding Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                               ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY . . . . . . . . . . . . . . . . . . . . . . .  19
Section 5.1  Organization, Corporate Power and Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Section 5.2  Capital Stock and Related Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Section 5.3  Authorization; No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Section 5.4  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 5.5  No Material Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Section 5.6  Absence of Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 5.7  Absence of Certain Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
Section 5.8  Title to Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Section 5.9  Tax Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Section 5.10 Litigation, Etc       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
Section 5.11 Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 5.12 Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 5.13 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
Section 5.14 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 5.15 Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 5.16 Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
Section 5.17 Environmental and Safety Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 5.18 Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Section 5.19 Employment and Management Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 5.20 Material Contracts; No Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 5.21 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Section 5.22 Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Section 5.23 Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                               ARTICLE VI

                                          DEFINED TERMS  . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Section 6.1 Definitions    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                              ARTICLE VII

                 SURVIVAL AND INDEMNIFICATION; TAX MATTERS   . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 7.1 Reliance on and Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . .  39
Section 7.2 Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

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                                  ARTICLE VIII

                                 MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Section 8.1   Fees, Expenses and Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
Section 8.2   Specific Performance and Other Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 8.3   Entire Agreement; Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
Section 8.4   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 8.5   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 8.6   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 8.7   Descriptive Headings; Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 8.8   Governing Law; Consent to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
Section 8.9   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
Section 8.10  No Strict Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
Section 8.11  Definition of Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45















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                         LIST OF EXHIBITS AND SCHEDULES

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Exhibits
Exhibit A        -       Second Amended and Restated Articles of Incorporation
Exhibit B        -       Registration Rights Agreement
Exhibit C        -       Shareholders Agreement
Exhibit D        -       Opinion of Company's Counsel for Initial Closing
Exhibit E        -       Opinion of Company's Counsel for each Additional Closing
Exhibit F        -       Tax Allocation and Indemnification Agreement
Exhibit G        -       Opinion of Purchasers' Counsel
Exhibit H        -       Outstanding Indebtedness to Shareholders

Schedules

Schedule 1       -       List of Purchasers
Schedule 3.12    -       Indebtedness to be repaid to Shareholders
Schedule 5.2     -       Capital Stock and Related Matters
schedule 5.3     -       Authorization; No Conflict
Schedule 5.5     -       No Material Adverse Change
Schedule 5.6     -       Undisclosed Liabilities
Schedule 5.7     -       Certain Developments
Schedule 5.8     -       No Material Adverse Change
Schedule 5.9     -       Taxes
Schedule 5.10    -       Litigation
Schedule 5.12    -       Consents
Schedule 5.18    -       Affiliate Transactions
Schedule 5.19    -       Employment and Management Agreements
Schedule 5.20    -       Material Contracts
Schedule 5.21    -       Intellectual Property




                                     (iv)
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                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT dated as of December 6, 1996 (this "Agreement"), by and among AVTEAM, INC., a Florida corporation with principal executive offices located at 3230 Executive Way, Miramar, Florida 33025 (the "Company"), and the Persons listed on the signature pages hereto (collectively referred to herein as the "Purchasers" and individually as a "Purchaser").

                                  WITNESSETH:

         WHEREAS, (i) to provide capital for the purchase of used aircraft engines and parts, aircraft and other aviation components, (ii) to make a Distribution to the Company's shareholders, (iii) to repay bank debt and, as specified herein, certain advances from the Company's stockholders and (iv) to provide working capital for the Company, the Company desires to issue and sell to the Purchasers, upon the terms and subject to the conditions specified herein, and the Purchasers desire to purchase from the Company, 1,700,000 shares of the Company's Preferred Stock (as defined in Section 1.1) for a purchase price of $7.00 per share (or an aggregate purchase price of $11,900,000);

         WHEREAS, (i) to provide capital for the purchase of additional used aircraft engines and parts, aircraft and other aviation components and (ii) to provide additional working capital for the Company following the date hereof, until June 30, 1997, at the election of the Company, the Company may issue and sell to the Purchasers, upon the terms and subject to the conditions specified herein, and the Purchasers desire to purchase from the Company, up to an additional 1,300,000 shares of Preferred Stock for a purchase price of $7.00 per share (or an aggregate purchase price of up to $9,100,000); and

         WHEREAS, except as otherwise indicated herein, all capitalized terms used herein are defined in Section 6 hereof.

         NOW, THEREFORE, in consideration of premises and the covenants hereinafter contained, and the other agreements simultaneously executed and delivered by the parties in connection herewith, it is agreed as follows:

                                   ARTICLE I

                     AUTHORIZATION; PURCHASE AND SALE; PUT

         Section 1.1 Authorization. The Company hereby agrees to issue and sell to the Purchasers an aggregate of 1,480,000 shares of its convertible voting preferred stock, par value $.01 per share (the "Convertible Voting Preferred Stock"), and, 220,000 shares of its convertible non-voting preferred stock, par value $.01 per share (the "Convertible Non-Voting Preferred Stock" and collectively, the "Preferred Stock"), having the rights, restrictions, privileges, and preferences set forth in the Company's Second Amended and Restated Articles of Incorporation attached as Exhibit A hereto (the "Second Amended and Restated Articles"), which shares of Preferred Stock shall be allocated among the Purchasers as provided on Schedule 1 hereto. The Board of Directors of the Company has approved the Second Amended and Restated Articles and the, Company has adopted and filed the Second Amended and Restated Articles with the Secretary of State of the State of Florida.

         Section 1.2 Purchase and Sale of the Securities. At the Initial Closing, the Company shall sell to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser shall purchase from the Company, the shares of Preferred Stock set forth opposite such Purchaser's name on Schedule I hereto (collectively, the "Initial Securities") at the purchase price set forth on such Schedule (the "Purchase Price").

         Section 1.3      Purchase, and Sale of Additional Shares of Preferred
Stock.

         (a) Following the Initial Closing until the earlier of the consummation of an Initial Public Offering by the Company and June 30, 1997, subject to the terms and conditions set forth herein, the Company may elect to issue and sell to the Purchasers and, subject to Section 1.3(c) hereof, the Purchasers shall purchase from the Company up to an aggregate of 1,300,000 additional shares of preferred Stock (the "Additional Securities" and, together with the Initial Securities, the "Securities") for a purchase price of $7.00 per share; provided that (i) the aggregate purchase price of such Additional Securities to be so issued and sold by the Company at any one time shall be at least $3,000,000 and (ii) the Purchasers shall not be obligated to effect the purchase of Additional Securities more than once during any 60-day period.

         (b) If the Company elects to issue and sell Additional Securities pursuant to Section 1.3(a) above, the Company shall notify the Purchaser Representative in writing at least 15 days prior to the date the Company desires to effect such issuance and sale, which notice shall specify the number of Additional Securities to be sold and the date of the closing of the purchase and sale of such Additional Securities (each, an "Additional Closing").

         (c) At each Additional Closing, the Company shall sell to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser shall purchase from the Company, the aggregate number of Additional Securities to be sold and issued by the Company at such time, multiplied by the percentage of Initial Securities of such Purchaser set forth on Schedule I hereto; provided, that if any Purchaser(s) shall not desire to purchase any Additional Securities, required to be purchased by such Purchaser(s) at any Additional Closing, the other Purchasers shall purchase the Additional Securities required to be purchased by such Purchaser(s) on a pro rata basis; and provided, further that the Additional Securities to be purchased by Clipper/Merban, L.P. ("Clipper Merban") shall consist of Shares of Convertible Voting Preferred Stock and/or Convertible Non-Voting Preferred Stock, as determined by Clipper Merban.

         Section 1.4 Separate Sales and Several Obligations. The sale of the Securities to each Purchaser at a Closing hereunder shall constitute a separate sale hereunder, and the obligations undertaken by each one (or more) of the Purchaser(s) under this Agreement are several and not joint such that the failure of any one (or more) of the Purchaser(s) to comply with its (or their) obligations under this Agreement shall not give rise to any additional duties or obligations, or any liability, of any other Purchaser(s) hereunder, except as provided in Section 1.3(c) above.


                                   ARTICLE II

                    INITIAL CLOSING AND ADDITIONAL CLOSINGS

         Section 2.1 Initial Closing. The closing of the several purchases and sales of the Initial Securities shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m. (local time) on the date hereof, or at such other place as may be mutually agreed to by the Company and the Purchaser Representative (the "Initial Closing").

                 (a) At the, Initial Closing, the Company shall take or previously shall have taken, and shall deliver or cause to be delivered to each Purchaser, the following actions and items:

                 (i) A certificate evidencing the Preferred Stock to be purchased by such Purchaser registered in such Purchaser's or its nominee's name.

                 (ii) Payment to Clipper Capital Partners, L.P. of a fee in the aggregate amount of $400,000, minus all fees and expenses paid by the Company pursuant to clause (a) of Section 8.1 hereof (the "Closing Fee").

                 (iii) A certificate, dated as of the Initial Closing, signed by the Secretary or Assistant Secretary of the Company certifying (A) that attached thereto is a true and complete copy of the Second Amended and Restated Articles and the amended Amended and Restated By-Laws of the Company, (B) resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Shareholders Agreement and each other Transaction Document, the issuance and sale of the Initial Securities and the consummation of all other transactions contemplated by this Agreement and the other Transaction Documents and (C) the incumbency of the officer of the Company executing this Agreement and each other Transaction Document,

                 (iv) A registration rights agreement, in the form of Exhibit B hereto (the "Registration Rights Agreement"), duly executed and delivered by the Company and the Purchasers, which Registration Rights Agreement shall be in full force and effect.

                 (v) A shareholders agreement, in the form of Exhibit C hereto (the "Shareholders Agreement"), duly executed and delivered by the Company, the Purchasers and each of the other shareholders of the Company (collectively, the "Shareholders"); and all such action shall have been taken as may be necessary to elect a Board of Directors of the Company, effective upon the Initial Closing, in accordance with the Shareholders Agreement.

                 (vi) Copies of executed second amended and restated employment agreements between the Company and each of Donald A. Graw and Jaime J. Levy on the terms described in the Company Prospectus under the caption "Business - Employment Agreements", which second amended and restated employment agreements shall provide that the salary-based compensation provided for therein shall become effective upon the Initial Closing.

                 (vii) Evidence (in the form of a certified resolution of the Board of Directors of the Company) of the declaration by the Company's Board of Directors, in form satisfactory to the Purchasers, of a dividend to the Company's shareholders.

                 (viii) An opinion of Baker & McKenzie, counsel for the Company, in the form of Exhibit D hereto, which opinion shall be addressed to each Purchaser and shall be dated the date of the Initial Closing.

                 (ix) Copies of all third party and governmental consents, approvals and filings, if any, required by the Company in connection with the sale of the Initial Securities to be sold by the Company pursuant to this Agreement (including, without limitation, all blue sky law filings and waivers of all preemptive rights and rights of first refusal, if any).

                 (x) A tax allocation and indemnification agreement in the form attached hereto as Exhibit F (the "Tax Allocation and Indemnification Agreement") duly executed and delivered by each of the Company's shareholders and by the Company, which Tax Allocation and Indemnification Agreement shall be in full force and effect and shall supersede the tax allocation and indemnification agreement between the Company and its shareholders in effect prior to the date hereof.

                 (xi) A table in the form attached hereto as Exhibit H setting forth the outstanding indebtedness of the Company to certain of its shareholders as of the date of the Initial Closing.

                 (b) At the Initial Closing, each Purchaser shall deliver, or cause to be delivered, to the Company, the following items:

                 (i) Payment of the purchase price (applicable to such Purchaser) by wire transfer of immediately available funds to an account specified by the Company prior to the Initial Closing in the aggregate amount set forth opposite such Purchaser's name on Schedule I hereto.

                 (ii) The Registration Rights Agreement, duty executed by such Purchaser.

                 (ii) The Shareholders Agreement, duly executed by such Purchaser.

                 (iv) Copies of all third party and governmental consents, approvals and filings, if any, required in connection with the purchase by the Purchasers of the Initial Securities pursuant to this Agreement.

                 (v) An opinion of Weil, Gotshal & Manges LLP, counsel for the Purchasers, in the form of Exhibit G hereto, which opinion shall be addressed to the Company and shall be dated the date of the Initial Closing.

                 Section 2.2 Additional Closings. Each Additional Closing (if any) shall take place at the offices of Weil, Gotshal & Manges
LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m. (local time) on the date specified in the notice delivered by the Company to the Purchaser Representative pursuant to Section 1.3(b), or at such other place as may be mutually agreed to by the Company and the Purchaser Representative.

                 (a) At each Additional Closing, the obligation of the Purchasers to purchase any Additional Securities shall be subject to the following conditions:

                 (i) Each of the representations and warranties of the Company contained in this Agreement and in any other Transaction Document shall be true and correct in all material respects at and as of the date of such Additional Closing as though made at and on such date, except to the extent that any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall have been true and correct in all material respects at and as of such earlier date.

                 (ii) The Company shall have performed and complied in all material respects with the covenants in this Agreement and any other Transaction Document required to be performed or complied with by it at or prior to such Additional Closing.

                 (iii) There shall not have occurred any event or change that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or has resulted or could reasonably be expected to result in, individually or in the aggregate, a material impairment of the ability of the Company to perform any of its obligations under any Transaction Document.

                 (b) At each Additional Closing, the Company shall take or previously shall have taken, and shall deliver or cause to be delivered to each Purchaser, the following actions and items:

                 (i) One or more certificates evidencing the Additional Securities to be purchased by such Purchaser registered in such Purchaser's or its nominee's name.

                 (ii) An Officer's Certificate, dated as of such Additional Closing, certifying (A) resolutions duly adopted by the Board of Directors of the Company authorizing the issuance and sale of the Additional Securities to be sold at such Additional Closing, (B) that there has not occurred any event or change that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since the date of the Initial Closing or has resulted or could reasonably be expected to result in, individually or in the aggregate, a material impairment of the ability of the Company to perform any of its obligations under any Transaction Document, (C) that the representations and warranties of the Company contained in this Agreement and in any other Transaction Document are true and correct in all material respects at and as of such Additional Closing as though made at and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date (in which case the certification shall be to the effect that such representation and warranty was true and correct in all material respects at and as of such earlier date) and (D) that the Company has performed and complied in all material respects with the covenants in this Agreement and any other Transaction Document required to be performed or complied with by it at or prior to such Additional Closing.

                 (iii) An opinion of Baker & McKenzie, counsel for the Company, in the form of Exhibit E hereto, which opinion shall be addressed to each Purchaser and shall be dated the date of such Additional Closing.

                 (iv) Copies of all third party and governmental consents, approvals and filings, if any, required in connection with the sale of the Additional Securities

         (including, without limitation, all blue sky law filings and waivers of all preemptive rights and rights of first refusal, if any).

                 (c) At each Additional Closing, each Purchaser shall deliver, or cause to be delivered, to the Company the following items:

                 (i) payment of the purchase price (applicable to such Purchaser) by wire transfer of immediately available funds to an account specified by the Company prior to such Additional Closing in an amount equal to (A) $7.00 multiplied by (B) the number of shares required to be purchased by such Purchaser pursuant to Section 1.3(c).

                 (ii) Copies of all third party and governmental consents, approvals and filings, if any, required in connection with the purchase by the Purchasers of the Additional Securities pursuant to this Agreement.

                                  ARTICLE III

                                   COVENANTS

                 The Company, or each of the Purchasers, as the case may be, hereby covenants and agrees as follows:

                 Section 3.1 Financial Statements and Other Information. So long as any Purchaser holds any of the Securities purchased hereunder or any of the shares of Common Stock into which the Securities are converted, the Company shall deliver to the Purchaser Representative such number of copies of the following financial statements or reports as the Purchaser Representative reasonably may request:

                 (a) within 30 days after the end of each monthly accounting period in each fiscal year, a management report in form and substance reasonably satisfactory to the Purchaser Representative.

                 (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year, (i) unaudited statements of operations, shareholders' equity and cash flows of the Company for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and unaudited balance sheets of the

Company as of the end of such fiscal quarter, setting forth in each case comparisons to the Company's annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with GAAP consistently applied, subject to the absence of footnote disclosures and to normal year-end adjustments and (ii) management's discussion and analysis of financial condition and results of operations.

         (c) within 90 days after the end of each fiscal year, (i) statements of operations, shareholders' equity and cash flows of the Company for such fiscal year, and balance sheets of the Company as of the end of such fiscal year, setting forth in each case comparisons to the Company's annual budget and to the preceding fiscal year, all prepared in accordance with GAAP, consistently applied, and accompanied by an opinion of an independent accounting firm of recognized national standing acceptable to the Board of Directors of the Company and (ii) management's discussion and analysis of financial condition and results of operations;

         (d) promptly after receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the Company's operations or financial affairs given to the Company by its independent accountants (and not otherwise contained in other materials provided hereunder);

         (e) when adopted by the Board of Directors of the Company, but no more than 45 days after the beginning of each fiscal year, an annual budget prepared on a quarterly basis for the Company for such fiscal year (displaying anticipated statements of operations, shareholders' equity and cash flows and balance sheets), and promptly upon preparation thereof any other significant budgets prepared by the Company and any significant revisions of such annual or other budgets;

         (f) within 10 business days after the discovery or receipt of notice of (i) any default under any agreement to which it is a party, (ii) any condition or event which is reasonably likely to result in any liability under any federal, state or local statute or regulation relating to public health and safety, worker health and safety or pollution or protection of the environment, or (iii) any other adverse change, event or circumstance affecting the Company (including, without limitation, the filing of any material litigation against the Company or the existence of any dispute with any Person which involves a reasonable likelihood of such litigation being commenced), in each case where individually or in the aggregate such default, condition, event, change or circumstance could reasonably be expected to have a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence thereof and what actions the Company has taken and proposes to take with respect thereto; and

                 (g) with reasonable promptness, such other information and financial data concerning the Company as any Person entitled to receive information under this Section 3.1 may reasonably request.

         The obligations of the Company under this Section 3.1 shall automatically terminate upon the consummation by the Company of an Initial Public Offering.

         Section 3.2      Transactions with Affiliates.  Except as set forth on
Schedule 5.18, so long as any Purchaser holds any of the Securities purchased hereunder, the Company covenants and agrees that it shall not enter into or be a party to any transaction with any Affiliate of the Company, except for transactions in the ordinary course of business and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms that are no less favorable to the Company than could be obtained at the time of such transaction in a comparable arm's length transaction with a Person not an Affiliate of the Company. If the Company enters into a transaction with any Affiliate permitted by this Section 3.2, it shall promptly thereafter provide written notice to the Purchaser Representative stating in reasonable detail the material terms of such transaction.

         The obligations of the Company under this Section 3.2 shall automatically terminate upon the consummation of a Qualified Public Offering.

         Section 3.3 Redemptions. So long as any Purchaser holds any of the Securities purchased hereunder or any of the shares of Common Stock into which the Securities are converted, the Company shall not redeem, purchase or otherwise acquire, any of the Company's capital stock or other equity securities (including, without limitation, warrants, options and other rights to acquire such capital stock or other equity securities) other than on a pro rata basis, unless consented to by the Purchaser Representative.

         The obligations of the Company under this Section 3.3 shall automatically terminate upon the consummation of a Qualified Public Offering.

         Section 3.4 Use of Proceeds. The Company shall apply the proceeds of the issuance and sale of the Securities to the Purchasers solely (a) to purchase used aircraft engines and parts, aircraft and other aviation components, (b) to make a Distribution to the Company's shareholders, (c) to repay bank debt and certain advances from the Company's stockholders as specified herein and (d) to provide working capital for the Company.

         Section 3.5 Public Disclosures. The Company shall not disclose any Purchaser's name or identity as an investor in the Company in any press release or other public announcement or in any document or material filed with any governmental entity, without the prior written consent of such Purchaser, unless such disclosure is required by applicable law or governmental regulations or by order of a court of competent jurisdiction, in which case prior to making such disclosure the Company shall give written notice to such Purchaser describing in reasonable detail the proposed content of such disclosure and shall permit the Purchaser to review and comment upon the form and substance of such disclosure. Notwithstanding the preceding sentence, without the prior written consent of the Purchaser, the Company may disclose any Purchaser's name or identity as an investor in the Company in any document or material filed by the Company with the Securities and Exchange Commission, the New York State Securities Bureau, the Department of Justice, the Federal Trade Commission, the Federal Reserve Bank or similar regulatory body if such disclosure is required, in the reasonable judgment of outside counsel to the Company, by applicable law or governmental regulations or by order of a court of competent jurisdiction.

         Section 3.6 Inspection of Property. So long as any Purchaser holds any of the Securities purchased hereunder, the Company shall permit the Purchaser Representative, its independent accountants and other representatives, in a reasonable manner, upon reasonable notice and during normal business hours, to (a) visit and inspect any of the properties of the Company, (b) examine the corporate and financial records of the Company and (c) discuss the affairs, finances and accounts of the Company with the directors and officers of the Company and, upon five days' prior written notice to the Company, the Company's independent public accountants. No investigation by any Purchaser or the Purchaser Representative prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement.

         The obligations of the Company under this Section 3.6 shall automatically terminate upon the consummation of a Qualified Public Offering.

         Section 3.7 Regulatory Compliance Cooperation. (a) So long as any Purchaser holds any of the Securities purchased hereunder (or the Common Stock into which the Securities are converted), before the Company enters into (or proposes to enter into) any agreement providing for or otherwise seeks to effect or consummate any merger, consolidation, recapitalization or other transaction pursuant to which any Purchaser would be required to receive in respect of its Securities any voting securities or securities convertible into or exercisable or exchangeable for any voting securities, or redeems, purchases or otherwise acquires, directly or indirectly, or converts or takes any action with respect to the voting rights of, any shares of any class of its capital stock or any securities convertible into or exchangeable for any shares of any class of its capital stock, the Company shall give written notice of such pending action to the Purchasers. Upon the written request of any Purchaser made within 10 days after its receipt of any such notice stating that after giving effect to such action such Purchaser would have a Regulatory Problem (as determined below), the Company shall defer taking such action for such period (not to extend beyond 10 days after such Purchaser's receipt of the Company's original notice) as such Purchaser requests to permit it and its Affiliates to reduce the quantity of the Company's securities they own in order to avoid the Regulatory Problem. For purposes of this Section 3.7, a Person shall be deemed to have a "Regulatory Problem" when such Person and such Person's Affiliates would own, control or have power over a greater quantity of securities of any kind issued by the Company or any other entity than are permitted under any requirement of any Governmental Authority. In any event, the Company shall not be obligated to obtain or make any consents, approvals or filings that any Purchaser may require from any Governmental Authority.

                 (b) The Company shall grant to any subsequent holder of Securities that is a Purchaser Transferee, upon such holder's request, the same rights granted to Purchasers pursuant to this Section 3.7.

                 Section 3.8 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient so to reserve, and keep available Common Stock to effect the conversion of all such shares of Preferred Stock, the Company shall take such corporate action necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         Section 3.9 Rights of Clipper Equity Partners as a Venture Capital Operating Company. (a) The Company hereby agrees that so long as Clipper Equity Partners I, L.P. ("Clipper Equity Partners") owns or holds any equity securities of the Company, it shall be entitled to (i) designate a representative (which representative shall be any full-time employee of Clipper Equity Partners or one of its Affiliates, or such other Person reasonably satisfactory to the Company) to attend and participate on its behalf (without any right to vote and whose presence shall not count in any determination of the existence of a quorum) in all annual, regularly scheduled and special meetings of the Board of Directors of the Company (including, without limitation, meetings of any and all committees thereof), (ii) receive and have access to the same information and materials which are made available and/or disseminated to directors of the Company and, subject to any limitations set forth therein, the same information and materials which the Purchaser Representative is entitled to receive or to which the Purchaser Representative is entitled to have access under Sections 3.1 and 3.6 of this Agreement, and
(iii) routinely consult with the Company's management at reasonable times and on reasonable notice, provided that Clipper Equity Partners shall not be entitled to the right specified in clause (i) above if any Investor Director(s) (as defined in the Shareholders Agreement) is then serving on the Board of Directors of the Company. The Company agrees to pay the reasonable out-of-pocket expenses incurred by the representative referred to in this
Section 3.9 in connection with attending and/or participating in any meeting of the Board and/or any committee thereof.

         (b) The foregoing rights set forth in this Section 3.9 are intended to satisfy the requirement of "management rights" described at 29 C.F.R. Section 2510.3-101(d)(3)(ii) for purposes of qualifying Clipper Equity Partners as a "venture capital operating company" for purposes of the U.S. Department of Labor "plan asset" regulations, at 29 C.F.R. Section 2510.3-101(d), and in the event such rights am not satisfactory for such purpose, the Company and Clipper Equity Partners shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights which satisfy such regulations.

         The obligations of the Company under this Section 3.9 shall automatically terminate upon the consummation of a Qualified Public Offering.

         Section 3.10 Directors' and Officers' Liability Insurance. On or prior to December 31, 1996 and, thereafter, for so long as any Investor Director(s) (as defined in the Shareholders Agreement) is (are) serving on the Board of Directors of the Company, the Company shall obtain and maintain policies of directors' and officers' liability insurance reasonably satisfactory to the Purchasers.

         Section 3.11 Confidentiality. (a) From and after the date of the Initial Closing, each Purchaser will hold, and require their respective partners, officers, directors, representatives, advisors or consultants (the "Representatives") to hold, in confidence all information furnished to any such party by the Company in connection with the transactions contemplated by this Agreement or the other Transaction Documents and to refrain from the use of any Confidential Information for any purpose other than in connection with the Transactions contemplated by this Agreement or the other Transaction Documents. Moreover, each Purchaser agrees (i) to disclose Confidential Information only to those representatives of such Purchaser who need access to such Confidential Information for purposes of their review or participation in the evaluation of the transactions contemplated by this Agreement or the other transaction Documents and who are advised of this Agreement, and (ii) to take reasonable precautions to ensure that such Representatives will act in accordance herewith. No Confidential Information shall be supplied to any other person after the date hereof unless such person either agrees to be bound by the terms of this Agreement to the same extent as if a party hereto or enters into other arrangements satisfactory to the Company. The term "person" as used in this agreement shall be broadly interpreted to include, without limitation, any corporation, company, partnership, or individual.

         "Confidential Information" includes any information which is non-public, confidential, proprietary or which constitutes trade secrets concerning the Company or its assets, whether in written, graphic, oral, visual or other tangible or intangible forms (collectively, the "Confidential Information"), whether currently existing, proposed to exist or to be proposed or to be done, developed or discovered in the future. The term "Confidential Information" shall not include information which (i) is or becomes generally available to the public (other than as a result of a disclosure by any Purchaser or its Representatives), (ii) was known by, or available to, such Purchaser on a non-confidential basis prior to the disclosure of such information to each Purchaser by the Company, or (iii) although owned by the Company, becomes available to each Purchaser on a non-confidential basis from a source other than the Company; Provided, however, that such source is not bound by a confidentiality agreement with the Company or any of its representatives or is otherwise prohibited from transmitting the information to each Purchaser or its Representatives by a contractual, legal or fiduciary obligation of which each Purchaser has knowledge.

         (b) Each Purchaser shall maintain strict control over the making of any copies or duplicates of any Confidential Information and all copies or duplicates thereof and extracts therefrom in its possession or that of its Representatives and shall return the same to the Company promptly upon request. Any portion of the Confidential Information in the possession of any Purchaser or its Representatives which is not so returned shall be held by such Purchaser and kept subject to the terms of this Agreement or destroyed.

         (c) Each Purchaser hereby acknowledges that the Company would suffer irreparable harm in the event of any violation or breach by such Purchaser of the terms and conditions hereof.

         (d) In the event that any Purchaser is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, or other process) to disclose any Confidential Information, each Purchaser shall provide the Company with prompt notice of any such request or requirement so that the Company may seek an appropriate protective order. If, failing the entry of a protective order, any Purchaser is, in the opinion of its counsel, compelled to disclose any Confidential Information, such Purchaser may disclose that portion of the Confidential Information which its counsel advises such Purchaser that it is compelled to disclose. In any event, each Purchaser shall not oppose action by, and will cooperate with the Company, at the Company's expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. All references to each Purchaser in this paragraph shall be deemed to include such Purchaser's Representatives.

         Section 3.12 Indebtedness to Shareholders.  Except as set forth on
Schedule 3.12, the Company agrees that it will not repay any indebtedness to any of its shareholders prior to the earlier of (a) 10 years after the date hereof or (b) the date of a Qualified Public Offering, provided that such indebtedness may be repaid by the Company at any time during the second fiscal quarter of the year 2000 if the Company has net income for the fiscal year ended December 31, 1999 in an amount greater than $10 million so long as the Company does not incur any additional indebtedness in order to repay such indebtedness to its shareholders.

         Section 3.13 New Credit Agreement. The Company agrees that it shall enter into a new credit facility with Barnett Bank of South Florida, N.A. (the "Bank") or a similar lender of equal prominence on terms no less favorable in any material respect to those set forth in the commitment letter dated June 14, 1996 between the Company and the Bank.

         Section 3.14 Further Assurances. If at any time after the Initial Closing any further action is necessary or desirable to carry out the purpose of this Agreement or the other Transaction Documents, the Purchasers shall execute and deliver any further instruments or documents and take all such necessary action that may reasonably be requested by the other party.

         Section 3.15 Tax Returns. The Company shall provide to Clipper Capital as representative of the Purchasers the opportunity to review all Tax Returns of the Company for 1996, and shall provide Clipper Capital a copy of the completed Form 1120S (along with supporting work papers and schedules) of the Company for the 1996 "S short year" (within the meaning of IRC Section 1362(e)) at least fifteen (15) days prior to the filing date. If proposed treatment of a particular item of income, gain, deduction or loss, credit or allowance on the Tax Returns is inconsistent with the treatment of such item in the prior years' returns of the Company, and such treatment would cause a material impact on the timing of the Company's income, gain, deduction, loss, credit or other allowance for the 1996 S short year relative to subsequent tax years, then the Company shall not change its historical treatment of such item unless it shall provide Clipper Capital an opinion of counsel (which opinion and counsel shall be reasonably satisfactory to Clipper Capital) that the proposed treatment is the appropriate treatment of such item under applicable law and that a contrary position would subject the Company to a tax adjustment by the IRS.

                                   ARTICLE TV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         As a material inducement to the Company to enter into this Agreement and issue and sell the Securities hereunder, each Purchaser, severally, and not jointly, hereby represents and warrants that:

         Section 4.1 Investment Representation. Each Purchaser understands and acknowledges that (a) the Securities have not been registered under the Securities

Act or under any state or foreign securities laws in reliance upon exemptions provided thereunder and that such Securities may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state or foreign securities laws and regulations as applicable and are subject to restrictions on transferability under the terms of the Shareholders Agreement and (b) the representations and warranties contained herein are being relied upon by the Company as a basis for the exemption of the offer and sale of the Securities pursuant to this Agreement under the registration requirements of the Securities Act and any applicable state or foreign securities laws. Each such Purchaser is acquiring the Securities for the Purchaser's own account, except that, in the case of Clipper Capital Associates, L.P. ("Clipper Capital"), such Purchaser is acquiring a portion of the Securities as nominee for not more than three individuals who are either "accredited investors" (as defined in Rule 501 promulgated under the Securities Act) or full-time employees of Clipper Capital, for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Each Purchaser has had the opportunity to review the books and records of the Company and has been furnished or provided access to such relevant information that such Purchaser has requested. Each Purchaser is knowledgeable, sophisticated and experienced in business and financial matters of the type contemplated by the Transaction Documents and is able to bear the risks associated with an investment in the Company. Each Purchaser has considered the investment in the Securities and has had an opportunity to ask questions of and receive answers from the officers of the Company about the Securities and the business and financial condition of the Company sufficient to enable it to evaluate the risks and merits of its investment in the Company. For purposes of this Section 4.1 and Section 4.7 hereof, the term "Purchasers" shall include the three individuals referred to in this Section 4.1.

         Section 4.2 Organization and Power. Each Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Purchaser possesses all requisite partnership power and authority to carry out the transactions contemplated by this Agreement and each other Transaction Document.

         Section 4.3 Authorization: No Conflict. The execution, delivery and performance of each of this Agreement, the Registration Rights Agreement, the Shareholders Agreement and each other Transaction Document to which any Purchaser is a party have been duly authorized by each of the Purchasers. Each of this Agreement, the Registration Rights Agreement, the Shareholders Agreement and each other Transaction Document to which any Purchaser is a party have been duly executed and delivered by each Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) constitutes a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its respective terms. Neither the execution and delivery by each Purchaser of this Agreement, the Registration Rights Agreement and the Shareholders Agreement, nor the compliance by such Purchaser with any of the provisions hereof or thereof, do or will (with or without notice or lapse of time) (a) conflict with, or result in a breach of, any provisions of the limited partnership agreement or other organizational documents of such Purchaser, (b) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which such Purchaser is a party or by which such Purchaser or its properties or assets are bound or (c) violate, conflict with or result in any breach or contravention of or require any consent, authorization, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency or other Person pursuant to any applicable statute or any rule or regulation of any governmental authority or any order or decree applicable to such Purchaser.

         Section 4.4 Brokerage. There are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document for which the Company will have any liability or responsibility based on any arrangement or agreement binding upon any Purchaser.

         Section 4.5 Further Representations by Foreign Purchasers. If a Purchaser is not a United States Person, such Purchaser hereby represents that it has satisfied itself as to the observance of the laws of its jurisdiction in connection with the transactions contemplated by this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Securities, (b) any foreign exchange restrictions applicable to such purchase,
(c) any governmental or other consents that it may need to be obtained in connection therewith and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, conversion or transfer of the Securities. Such Purchaser's subscription and payment for, and its continued beneficial ownership of the Securities, will not violate any applicable securities or other laws of its jurisdiction.

         Section 4.6 Statement of Purchasers. Each of the Purchasers is an accredited investor" within the meaning of Rule 501 promulgated under the Securities Act. None of the Purchasers has been organized for the, purpose of acquiring the Securities.

         Section 4.7 No Prior Dealings. Neither the Purchasers nor any person acting on their behalf (a) was a member of an underwriting syndicate or a prospective purchaser for the Company's initial public offering of its Common Stock pursuant to its Registration Statement on Form S-1 (No. 333-04426) or (b) received any form of general Solicitation or general advertising for the offer or sale of the Common Stock pursuant to such Registration Statement, including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio; and (ii) any seminar or meeting whose attendees had been invited by any general solicitation or general advertising.

         Section 4.8 Bank Holding Apt. Clipper Merban and Clipper Merchant Partners, L.P. represent that their ownership of the Company's capital stock will not cause the Company to be subject to the Bank Holding Act of 1956, as amended (the "Bank Holding Act"), and, if the Company becomes subject to the Bank Holding Act solely as a result of such ownership, they will dispose of such number of shares of capital stock of the Company as shall be necessary such that the Company will not be subject to the Bank Holding Act.





                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As a material inducement to the Purchasers to enter into this Agreement and purchase the Securities hereunder, the Company hereby represents and warrants that;

         Section 5.1      Organization Corporate Power and Licenses.   The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to do so has not had and could not reasonably be expected to have a Material Adverse Effect. The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement and the other Transaction Documents, except (a) in the case of licenses, permits and authorizations necessary for the Company to own and operate its property and carry on the Company's business, where the failure to possess such licenses, permits and authorizations has not had and could not reasonably be expected to have a Material Adverse Effect and (b) in the case of licenses, permits and authorizations necessary for the Company to perform its obligations under the Transaction Documents, where failure to obtain such authorizations could not reasonably be expected to have a Material Adverse Effect or prejudice in any material respect the rights of the Purchasers under any of the Transaction Documents. The Company has previously furnished to Purchasers' counsel correct and complete copies of the Company's charter documents and bylaws reflecting all amendments made thereto and in effect prior to the date of this Agreement.

         Section 5.2 Capital Stock and Related Matters. (a) As of the Initial Closing and immediately thereafter, the authorized capital stock of the Company will be 100,000,000 shares consisting of (i) 77,000,000 shares of Class A common stock, $.01 par value per share ("Class A Common Stock"), of which 5,000,000 shares will be issued and outstanding, (ii) 3,000,000 shares of Class B common stock, $.01 par value per share ("Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), of which no shares will be issued and outstanding, and (iii) 20,000,000 shares of preferred stock, $.01 par value per share, of which 3,000,000 shares have been designated as "Class A Preferred Stock" and 2,000,000 shares have been designated as "Class B Preferred Stock," and 1,480,000 shares of Class A Preferred Stock and 220,000 shares of Class B Preferred Stock will be issued and outstanding. The Company does not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock (other than the Securities issued and sold pursuant to this Agreement) or containing any profit participation features, or any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans, except as set forth on

Schedule 5.2. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock, except as set forth on Schedule 5.2. All of the outstanding shares of the Company's capital stock are, and upon the issuance and sale thereof in accordance with this Agreement all of the outstanding Securities will be, and upon issuance all shares of Common Stock issuable upon conversion of the Preferred Stock will be, validly issued, fully paid and non-assessable.
Schedule 5.2(a) sets forth a true and correct list of all shareholders of the Company (including the number of shares of each class held of record by each such shareholder) immediately prior to the date of this Agreement.

                 (b) Except as set forth in the Shareholders Agreement, there are no statutory or contractual preemptive rights or rights of first refusal with respect to the issuance of the Securities hereunder or the Common Stock issuable upon conversion of the Preferred Stock. Except as set forth on
Schedule 5.2 hereto, (i) the Company has not violated any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its outstanding capital stock, and (ii) subject to the truth and accuracy of the representations and warranties of each Purchaser set forth in Section 4.1, the first sentence of Section 4.2 and Sections 4.6 and 4.7 hereof, the offer, sale and issuance of the Securities hereunder does not require registration under the Securities Act or any applicable state securities laws. To the best of the Company's knowledge, there are no agreements which will survive the Initial Closing among the Company's shareholders with respect to the voting or transfer of the Company's capital stock or with respect to any other aspect of the Company's affairs, except for the Shareholders Agreement.

         Section 5.3 Authorization: No Conflict. (a) The execution, delivery and performance of each of this Agreement, the Registration Rights Agreement, the Shareholders Agreement and each other Transaction Document to which the Company is a party has been duly authorized by the Company. Each of this Agreement, the Registration Rights Agreement, the Shareholders Agreement and each other Transaction Document to which the Company is a party has been duly executed and delivered by the Company (assuming the due authorization, execution and delivery by the Purchasers) and each constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as set forth on Schedule 5.3 hereto, the execution and delivery by the Company of each of this Agreement, the Registration Rights Agreement, the

Shareholders Agreement and each other Transaction Document to which the Company is a party, the offering, sale and issuance of the Securities hereunder, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and will not (with or without notice or lapse of time)
(i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Lien upon the Company's capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or Governmental Agency (except authorizations, consents, filings and approvals that are required under any foreign (as to which the Company makes no representation) or state securities or "blue sky"
laws) pursuant to: (A) the Second Amended and Restated Articles or amended Amended and Restated Bylaws of the Company; (B) any law, statute, rule or regulation to which the Company is subject, or (C) any agreement, instrument, order, judgment or decree to which the Company is subject, except where the occurrence of any of the events or conditions specified in clauses (i) through
(vi) above (insofar as the same pertain to clauses (B) and (C) above) does not and could not reasonably be expected to have a Material Adverse Effect.

         (b) The offer, issuance and sale by the Company of the Initial Securities has been, and of any Additional Securities will be on or prior to each Additional Closing, duly authorized by the Company.

         Section 5.4 Financial Statements. The Company has delivered or made available to the Purchasers copies of (a) each registration statement filed by the Company with the Securities and Exchange Commission, (b) the audited balance sheet of the Company as of December 31, 1994 and December 31, 1995 and the related audited statements of operations, shareholders' equity and cash flows of the Company for the years then ended and (c) the unaudited balance sheet of the Company as at September 30, 1996 (the "Interim Balance Sheet") and the related statements of operations, shareholders equity and cash flows of the Company for the nine-month period then ended (such audited and unaudited statements described in clauses (b) and (c) above, including the related notes and schedules thereto, are referred to herein as the "Company Financial Statements"). From and after the delivery pursuant to Section 3. 1
(c) of the audited balance sheet of the Company as of December 31, 1996 and the related statements of operations, shareholders' equity and cash flows of the Company for the year then ended, and the unaudited balance sheet of the Company as of March 31, 1997 and the related statements of operations, shareholders' equity and cash flows of the Company for such fiscal quarter, the term "Company Financial Statements" also shall include such balance sheets and statements. Each of the Company Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject to normal year-end adjustments and supplemental footnotes in the case of the unaudited statements) and is in conformity with the practices consistently applied by the Company without modification of the accounting principles used in the preparation thereof and presents fairly the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated.

         Section 5.5 No Material Adverse Change. Except as disclosed in the Company Financial Statements or as set forth on Schedule 5.5, there has not occurred any event or change that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect since December 31, 1995.

         Section 5.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.6, the Company does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Initial Closing, or any action or inaction at or prior to the Initial Closing, or any state of facts existing at or prior to the Initial Closing other than: (a) obligations and liabilities set forth on the Company Financial Statements and
(b) obligations and liabilities which have arisen after the date of the Interim Balance Sheet in the ordinary course of business.

         Section 5.7 Absence of Certain Developments. Except as disclosed in the Company Financial Statements or as set forth on Schedule 5.7, since December 31, 1995, the Company has not:

                 (a) issued any notes, bonds or other debt securities or any capital stock or other equity securities or any securities (other than the Securities) convertible, exchangeable or exercisable into any capital stock or other equity securities;

                 (b) borrowed any amount or incurred or become subject to any liabilities, except liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business and borrowings under its existing lines of credit;

                 (c) discharged or satisfied any material Lien or paid any material obligation or liability, other than in the ordinary course of business;

                 (d) declared or made any payment or distribution of cash or other property to its shareholders with respect to its capital stock or other equity securities or purchased or redeemed any shares of its capital stock or other equity securities (including, without limitation, any warrants, options or other rights to acquire its capital stock or other equity securities);

                 (e) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens and Liens which have been discharged or satisfied prior to the date hereof;

                 (f) sold, assigned or transferred any of its tangible assets, except in the ordinary course of business, or canceled any debts or claims in excess of $1,000,000;

                 (g) sold, assigned or transferred any patents or patent applications, trademarks, service marks, trade names, corporate names, copyrights or copyright registrations, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any Person (other than any such disclosure in the ordinary course of business operations or which disclosure was subject to a confidentiality agreement, which in either case could not reasonably be expected to have a Material Adverse Effect);

                 (h) suffered any extraordinary losses or waived any rights of value in excess of $1,000,000, whether or not in the ordinary course of business or consistent with past practice;

                 (i) made capital expenditures or commitments therefor that aggregate materially in excess of budgeted amounts;

                 (j) made any loans or advances to, guarantees for the benefit of, or any investments in (other than intercompany loans or guarantees), any Persons in excess of $100,000 in the aggregate;

                 (k) suffered any damage, destruction or casualty loss exceeding in the aggregate $100,000, whether or not covered by insurance; or

                 (l) conducted its business or entered into any material transaction other than in the ordinary course consistent with past practice.

                 Section 5.8 Title to Properties. (a) Except as set forth on Schedule 5.8, the Company has good and valid title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises or reflected on the Interim Balance Sheet or acquired thereafter, free and clear of all Liens, except for (i) properties and assets disposed of in the ordinary course of business since the date of the Interim Balance Sheet, (ii) Permitted Liens and (iii) inventory held under consignment.

                 (b) The Company's buildings, equipment and other tangible assets (other than materials designated as scrap) are in good operating condition in all material respects and are fit for use in the ordinary course of business.

                 (c) The Company owns, or has a valid leasehold interest in, all assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted.

                 Section 5.9 Tax Representations (a) Except as set forth in Schedule 5.9 hereto, the Company has filed all federal income Tax Returns, and all other material Tax Returns which it is required to file under applicable laws and regulations; all such Tax Returns are true and accurate in all material respects and have been prepared in compliance with all applicable laws and regulations; the Company has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority aft Taxes which it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party, except where the amounts of such unpaid Taxes or the amounts that have not been withheld and paid over do not, in the aggregate, exceed $50,000; the accrual for Taxes on the Interim Balance Sheet (excluding any amount recorded which is attributable solely to timing differences between book and Tax income) would be adequate to pay all material Tax liabilities of the Company if its current tax year were treated as ending on the date of the Interim Balance Sheet; since December 31, 1995, the charges, accruals and reserves for Taxes with respect to the Company (including any provision for deferred income taxes) reflected on the books of the Company are adequate to cover any material Tax liabilities of the Company if its current tax year were treated as ending on the date hereof; the federal income Tax Returns of the Company have been filed through December 31, 1995, and, as of the date hereof, none of such Tax Returns has been audited. To the best knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company does not file tax returns that the Company is or may be subject to taxation by that jurisdiction. To the best knowledge of the Company, (i) there are no foreign, federal, state or local tax audits or administrative or judicial proceedings pending or being conducted with respect to the Company; (ii) no information related to Tax matters has been requested by any foreign, federal, state or local taxing authority and no written notice indicating an intent to open an audit or other review has been received by the Company from any foreign, federal, state or local taxing authority; and (iii) there are no material unresolved questions or claims concerning the Company's Tax liability. No waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company, except where such waiver would not have a Material Adverse Effect. The Company has not executed or entered into a closing agreement pursuant to IRC Section 7121 or any predecessor provision thereof or any similar provision of state, local or foreign law; nor has the Company agreed to or is required to make any adjustments pursuant to IRC Section 481(a) or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company. The Company also does not have any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any knowledge with respect to any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company. The Company has not been a United States real property holding company within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section 897(c)(1)(A)(ii).

         (b) The Company has not made an election under IRC Section 341(f). The Company is not liable for the Taxes of another Person. The Company is not a party to any tax sharing agreement except as set forth on Schedule 5.9. The Company has not made any payments nor is it obligated to make payments nor is it a party to an agreement that could obligate it to make any payments that would not be deductible under IRC Section 280G.

      (c) At all times since its organization until immediately prior to the Initial Closing, the Company has been an "S corporation" within the meaning of

Section 1361(a)(1) of the Code (and any predecessor provision) for Federal income tax purposes and under applicable provisions of Florida law.

         Section 5.10 Litigation, Etc. Except as set forth on Schedule 5.10 hereto: there are no actions, suits, proceedings, orders, investigations or claims pending or, to the knowledge of the Company (other than garnishment proceedings involving certain employees of the Company), threatened against or affecting the Company (or, to the knowledge of the Company, pending or threatened against or affecting any of the officers, directors or employees of the Company with respect to the businesses of the Company) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suit, proceedings or investigations with respect to the transactions contemplated by this Agreement or any other Transaction Document) which seek to enjoin or prevent the consummation of or otherwise relate specifically to the transactions contemplated by the Transaction Documents or which have had or could reasonably be expected to have a Material Adverse Effect; the Company is not subject to any arbitration that could reasonably be expected to have a Material Adverse Effect; there has not been any such action, suit, proceeding, order, investigation or claim pending against or affecting the Company during the past three years which has resulted in liabilities or payments in excess of $100,000; the Company is not subject to any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit) which have had or could reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company, there is no basis for any of the foregoing. The Company is not subject to any judgment, order or decree of any court or other governmental agency that requires or prohibits any conduct on the part of the Company that affects its business in any material respect.

         Section 5.11 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement or any other Transaction Document based on any arrangement or agreement binding upon the Company. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

         Section 5.12 Consents. No action, consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is or will be required to be obtained or made by the

Company in connection with the Company's execution, delivery and performance of this Agreement or any other Transaction Document to which the Company is a party, except (a) the filing of the Second Amended and Restated Articles with the Secretary of State of Florida, (b) those actions, consents, waivers, approvals and notices which are listed on Schedule 5.12 and (c) authorizations, consents, filings and approvals that are required under any foreign (as to which the Company makes no representation) or state securities or "blue sky" laws.

         Section 5.13 Insurance. The Company maintains valid policies of insurance which (a) are issued by financially sound and reputable insurance companies, (b) are sufficient for compliance by the Company with all applicable requirements of law and all agreements to which the Company is subject, and (c) provide coverage for the assets, properties, operations and employees of the Company in at least such amounts and against at least such risks (but, including in any event, "all-risk" casualty, public liability and product liability) as are normally insured against in the same general geographic area by companies engaged in the same or a similar business.

         Section 5.14 Labor Matters. There are no strikes, lockouts or slowdowns against the Company pending or, to the Company's knowledge, threatened. The hours worked by and payment made to employees of the Company have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, where such violations could reasonably be expected to result in a Material Adverse Effect.

         Section 5.15     Employee Benefit Plans.  In connection with its
Plans, the Company and each of its ERISA Affiliates, if any, is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred, been waived or exists as to which the Company or any ERISA Affiliate was required to file a report with the PBGC, and the present value of all benefit liabilities under all Plans (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date applicable thereto, exceed the value of the asses of all such Plans combined. The Company has not incurred any Withdrawal Liability that could result in a Material Adverse Effect. None of the Company or any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted of could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect.

         Section 5.16 Compliance with Laws. Neither the Company nor any of its material properties or assets, are in violation of, nor will the continued operation of the Company's material properties and assets as currently conducted or as presently proposed to be conducted violate any material law, rule, regulation or statute or result in the default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

         Section 5.17     Environmental and Safety Matters.

         (a)(i) The property, assets and operations of the Company's business are and have been in material compliance with all applicable Environmental and Safety Laws, and the Company possesses and is in compliance with all licenses, authorizations or permits required by any applicable Environmental and Safety Laws; (ii) there are no Hazardous Substances stored or otherwise located in, on or under any of the property or assets of the Company, except in compliance with and as would not be expected to result in liability under any Environmental and Safety Laws; and (iii) there have been no releases or threatened releases of Hazardous Substances by the Company, on or under any property currently or formerly owned or operated by the Company.

         (b) None of the assets or operations of the Company is the subject of any pending or, to the knowledge of the Company, threatened federal, state or local investigation evaluating whether (i) any remedial action is needed to respond to a release or threatened release of any Hazardous Substances into the environment or (ii) any release or threatened release of any Hazardous Substances into the environment is in contravention of any Environmental and Safety Laws.

         (c) The Company has not received any notice or claim, including, but not limited to, a notice of potential liability under CERCLA, nor are there pending or, to the knowledge of the Company, threatened lawsuits, actions or proceedings against the Company or its assets or operations, with respect to violations of or potential liability under any Environmental and Safety Laws or in connection with the presence of or exposure to any Hazardous Substances or any release or threatened release of any Hazardous Substances into the environment.

         (d) There are no facts or circumstances or conditions known to and relating to the Company, its current or former operations or facilities, whether on-site or offsite, present or contingent, that could result in material liability under any Environmental and Safety Laws.

         Section 5.18     Affiliate Transactions.  Except as set forth on
Schedule 5.18, no officer, director, employee, stockholder or Affiliate of the Company or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any material interest in any material property used by the Company.

         Section 5.19 Employment and Management Agreements. Except as disclosed on Schedule 5.19, there am no (a) employment agreements covering management employees of the Company or other material agreements relating to the compensation of management employees (including the issuance of securities of the Company to management employees), (b) agreements for management or consulting services to which the Company is a party or by which it is bound or
(c) collective bargaining agreements or other labor agreements covering any of the employees of the Company.

         Section 5.20 Material Contracts; No Defaults. Schedule 5.20 set forth a complete and accurate list of all material written or oral material contracts to which the Company is a party as of the date hereof ("Material Contracts"). All Material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The Company is not and, to the Company's knowledge no other party is, in default in any manner under any provision of (a) any indenture or other agreement or instrument evidencing Indebtedness, or (b) any other agreement or instrument to which the Company is a party or by which it or any of its properties or assets are or may be bound (in the case of clause (b)) where such default could reasonably be expected to result in a Material Adverse Effect. The Company has not received any written or, to the knowledge of the Company, oral notice from any party to a Material Contract that such party intends to terminate such Material Contract or that the Company is in default thereunder.

         Section 5.21     Intellectual Property. (a) Except as set forth on
Schedule 5.21, the Company owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights necessary for the operation of the business of the Company as presently conducted, free and clear of all Liens, except (i) Permitted Liens or (ii) where the failure to own or have the right to use any such Intellectual Property Rights would not, individually or in the aggregate, have a Material Adverse Effect.

         (b) Except as set forth on Schedule 5.21, (i) there have been no material claims made against the Company asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, and to the knowledge of the Company, there are no grounds for the same, (ii) the Company has not received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company license any rights from a third party) which either his not been resolved prior to the date hereof or if determined adversely to the Company could reasonably be expected to have a Material Adverse Effect and (iii) to the knowledge of the Company, the conduct of the Company's business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of any other Person, nor would any future conduct as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of any other Person. The transactions contemplated by this Agreement will not have a Material Adverse Effect on the Company's right, title and interest in and to the Intellectual Property Rights.

         Section 5.22 Disclosure. (a) All documents delivered by or on behalf of the Company in connection with this Agreement and the other Transaction Documents are true, complete, correct and authentic in all material aspects. No representation or warranty by the Company contained in this Agreement (including the Schedules hereto) or any other Transaction Document and no statement contained in any certificate delivered by the Company to the Purchasers pursuant to this Agreement contain any untrue statement or omits to state a material fact necessary to make the statements contained herein or therein not misleading when taken together in the light of the circumstances in which they were made. There is no fact or information known to the Company which the Company has not disclosed to the Purchasers in writing which the Company presently believes has or could reasonably be, expected to have a Material Adverse Effect, other than any changes in the prospects of the Company which result from developments affecting general economic or industry conditions.

         (b) The Company Prospectus as filed under the Securities Act complied when so filed in all material respects with the Securities Act. At the time the registration statement with respect to the Company Prospectus became effective, such registration statement and the Company Prospectus, and any supplements or amendments thereto, complied in all material respects with the Securities Act, and the Company Prospectus did not contain any untrue statement or omit to state a material fact necessary to make the statements contained therein not misleading when taken together in the light of the circumstances in which they were made.

         Section 5.23 Subsidiaries. As of the date hereof, the Company has no Subsidiaries


                                   ARTICLE VI

                                 DEFINED TERMS


         Section 6.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

         "Additional Closing" shall have the meaning specified in Section 1.3(b) hereof.

         "Additional Securities" shall have the meaning specified in Section 1.3(a).

         "Affiliate" of any particular Person shall mean any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

         "Bank" shall have the meaning specified in Section 3.13 hereof.

         "Bank Holding Act" shall have the meaning specified in Section 4.8 hereof.

         "CERCLA" shall have the meaning specified in the definition of "Environmental and Safety Laws".

         "Clipper Capital" shall have the meaning specified in Section 4.1 hereof,

         "Clipper Equity Partners" shall have the meaning specified in Section 3.9(a) hereof.

         "Clipper Merban" shall have the meaning specified in Section 1.3(c) hereof.

         "Closing" shall mean the Initial Closing or any Additional Closing.

         "Closing Fee" shall have the meaning specified in Section 2.1(a)(ii) hereof.

         "Common Stock" shall have the meaning specified in Section 5.2 hereof.

         "Company" shall have the meaning specified in the recitals hereof.

         "Company Financial Statements" shall have the meaning specified in
Section 5.4 hereof.

         "Company Prospectus" shall mean the prospectus of the Company dated July 12, 1996 pursuant to which the Company proposed to offer 3,450,000 shares of its common stock.

         "Distribution" shall mean a distribution by the Company to Existing Shareholders in the aggregate amount of $4,915,229 which represents (x) the previously undistributed portion of the Company's Accumulated Adjustments Account in the amount of $795,229 as shown on the Company's U.S. federal income tax return on Form 1120S for the tax year ended December 31, 1995, plus (y) an estimate of the Company's Accumulated Adjustments Account for the period beginning on January 1, 1996 through the date of termination of the Company's election as a subchapter S corporation, which amount is presently estimated at $4,120,000. For purposes of this definition, "Accumulated Adjustments Account" shall have the meaning set forth in subchapter S of the IRC.

         "Environmental and Safety Laws" shall mean any and all applicable current and future treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, notices or binding agreements issued, promulgated or entered by any Governmental Authority, relating to the environment, to employee health or safety as it pertains to the use or handling of, or exposure to, Hazardous Substances, to preservation or reclamation of natural resources, or to the management, release or threatened release of contaminants or noxious odors, including the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970 (to the extent it pertains to the use or handling of, or exposure to, Hazardous Substances), as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, and any similar or implementing state law, and all amendments or regulations promulgated thereunder.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, or any successor statute, together with the regulations thereunder, as the same may be amended from time to time.

         "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) that was or is a member of a group of which the Company or any of its Subsidiaries is a member and which is treated as a single employer under IRC Section 414.

         "GAAP" shall mean generally accepted accounting principles in the United States, in effect from time to time.

         "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "Hazardous Substances" shall mean any toxic, radioactive, caustic or otherwise hazardous substance, material or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, including, without limitation, polychlorinated biphenyls ("PCBs"), asbestos or asbestos-containing material, and any substance, waste or material regulated under Environmental and Safety Laws.

         "Indebtedness" shall mean at a particular time, without duplication,
(i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by a Lien on a Person's assets and (viii) any unsatisfied obligation for Withdrawal Liability to a Multiemployer Plan.

         "Indemnifying Party" shall have the meaning specified in Section 7.2(a) hereof.

         "Indemnitees" shall have the meaning specified in Section 7.2(a) hereof.

         "Initial Closing" shall have the meaning specified in Section 2.1 hereof.

         "Initial Public Offering" shall mean the sale of the Company's common stock in an initial public offering registered under the Securities Act.

         "Initial Securities" shall have the meaning specified in Section 1.2 hereof

         "Interim Balance Sheet" shall have the meaning specified in Section
5.4 hereof.

         "Intellectual Property Rights", shall mean any U.S. or foreign: patents, maskworks, trademarks, service marks, trade names, copyrights, inventions, know-how, process specifications, trade secrets, technical information, designs, utility models, software, databases, data, schematics, drawings, proprietary rights and applications for registration of any of the foregoing.

         "IRCC" shall mean the Internal Revenue Code of 1986, as amended, and any reference to any particular IRC section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

         "IRS" shall mean the United States Internal Revenue Service.

         "Liens" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any of its Subsidiaries or any of its Affiliates, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease which is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

         "Loss" shall have the meaning specified in Section 7.2(a) hereof.

         "Material Adverse Effect" shall mean any material adverse change in, or effect on, the business, properties, results of operations, condition (financial or otherwise) or prospects of the Company.

         "Material Contracts" shall have the meaning specified in Section 5.20 hereof.

         "Multiemployer Plan" shall mean a multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of IRC Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

         "Officer's Certificate" shall mean a certificate signed by the Company's chairman, president or its chief financial officer, stating that (i) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit him to verify the accuracy of the information set forth in such certificate and (ii) to the best of such officer's knowledge, such certificate does not misstate any fact and does not omit to state any material fact necessary to make the certificate not misleading.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

         "Permitted Lien" shall mean (a) Liens of current taxes not yet due payable, (b) Liens with respect to secured indebtedness disclosed on the Company's financial statements, (c) Liens taken as exceptions in the title insurance policies of the Company, (d) such imperfections of title, easements and encumbrances, if any, as do not materially detract from the value, or materially interfere with the use of the properties of the Company and (e) Liens such as carriers', warehouseman's, landlord's, materialmen's or mechanics liens and other similar liens imposed by law.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Plan" shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or IRC Section 412 that is maintained for employees of the Company or any ERISA Affiliate.

         "Preferred Stock" shall have the meaning specified in Section 1.1 hereof.

         "Purchase Price" shall have the meaning specified in Section 1.2 hereof.

         "Purchaser" shall have the meaning specified in the recitals hereof.

         "Purchaser Representative" means Clipper Capital Partners, L.P. or a Person designated by the holders of a majority of the Securities.

         "Purchaser Transferee" means any Person that is an Affiliate or partner of any Purchaser.

                 "Qualified Public Offering" shall mean the sale of the Company's common stock at a price equal to at least $9.00 per share, in an underwritten initial public offering registered under the Securities Act that results in net proceeds to the Company of at least $25 million.

                 "Registration Rights Agreement" shall have the meaning specified in Section 2.1(a)(iv) hereof.

                 "Release" shall mean any discharge, emission, release, or threat thereof, including a "Release" as defined in CERCLA at 42 U.S.C.
Section 9601(22), and the term "Released" has a meaning correlative thereto.

                 "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of IRC Section 414).

                 "Second Amended and Restated Articles" shall have the meaning specified in Section 1.1 hereof.

                 "Securities" shall have the meaning specified in Section 1.3(a) hereof.

                 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal law then in force.

                 "Shareholders" shall have the meaning specified in Section 2.1(a)(v) hereof.

                 "Shareholders Agreement" shall have the meaning specified in
Section 2.1(a)(v) hereof.

                 "Subsidiary" shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.
For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member or general partner of such limited liability company, partnership, association or other business entity.

                 "Tax" or "Taxes" shall mean federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

                 "Tax Allocation and Indemnification Agreement" shall have the meaning specified in Section 2.1(a)(x) hereof.

                 "Tax Return" shall mean any return, information report or filing with respect to Taxes, including any Schedules attached thereto and including any amendment thereof.

                 "Transaction Documents" shall mean this Agreement, the Registration Rights Agreement, the Shareholders Agreement and any other document or instrument required to be delivered hereunder or thereunder.

                 "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                                  ARTICLE VII

                   SURVIVAL AND INDEMNIFICATION; TAX MATTERS

                 Section 7.1 Reliance an and Survival of Representations. All representations and warranties of the Company and each of the Purchasers herein, and in any certificates or other agreements delivered with this Agreement shall (a) be deemed to have been relied upon by the Purchasers or the Company, as the case may be, notwithstanding any investigation heretofore or hereafter made by the Purchasers or on the Purchasers' behalf or by the Company, as the case may be, and (b) survive the execution and delivery of this Agreement and the issuance and purchase of the Securities to the Purchasers and shall continue in effect for a period of two years from the date on which the Initial Closing occurs (other than the representations and warranties contained in: Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 5.1, 5.2, 5.3 and 5.8(a),
which shall survive indefinitely; Section 5.9, which shall survive for the period coterminous with any applicable statute of limitations; and Sections 5.4, 5.5, 5.6 and 5.12, which shall continue in effect for a period of 18 months from the date on which the Initial Closing occurs).

                 Section 7.2 Indemnification. (a) Each of the Purchasers (severally and not jointly), on the one hand, and the Company, on the other hand, (each, an "Indemnifying Party"), agrees to indemnify the other and each of their stockholders, partners, agents and representatives, as the case may be (collectively, the "Indemnitees"), and hold them harmless against any loss, liability, deficiency, damage (including, in the case of indemnification by the Company, as a result of the diminution of the value of the Securities) or expense (including reasonable legal expenses and costs and including interest and penalties) (a "Loss") which the Indemnitees may suffer, sustain or become subject to, as a result of the breach by the Company or such Purchaser, as the case may be, of any representation or warranty set forth in ARTICLE IV OR V of this Agreement (as applicable) or any other agreement contemplated hereby or any certificates executed and delivered in connection with the closing of the transactions contemplated hereby.

                 (b) The Indemnifying Party will indemnify the Indemnitees and hold them harmless against any Loss which the Indemnitees may suffer, sustain or become subject to, as a result of the breach by the Indemnifying Party of any covenant set forth in this Agreement or any other agreement contemplated hereby or any documents, instruments or certificates executed and delivered in connection with the transactions contemplated hereby.

                 (c) Notwithstanding anything to the contrary contained in this Article VII, the Company shall be Liable to the Purchasers for Losses under Section 7.2(a) only up to an aggregate amount equal to the aggregate purchase price paid by the Purchasers for the Securities.

                 (d) In the circumstance in which the Company is the Indemnifying Party, in order to prevent the Purchasers from effectively bearing a portion of such Loss, any indemnification payment required to be made by the Company pursuant to this Section 7.2 shall be increased such that (i) the indemnification payment minus (ii) the product of the indemnification payment and the Purchasers' fully diluted ownership percentage of Common Stock, equals the Loss.

                 (e) Each Indemnitee shall notify the Indemnifying Party in writing within 30 days following the discovery by such Indemnitee of any matter giving rise to an indemnification obligation of the Indemnifying Party pursuant to this Section 7.2 and shall indicate in such notification whether such Indemnitee is requesting indemnification with respect to such matter and the amount of indemnification initially anticipated (if the same is capable of estimation). The failure to give notice as required by this Section 7.2(e) in a timely fashion shall not result in a waiver of any right to indemnification hereunder. In case any such action is brought against an Indemnitee, the Indemnifying Party shall be entitled to participate in and, unless in such Indemnitee's reasonable judgment upon the advice of its counsel a conflict of interest between the Indemnifying Party and the Indemnitee actually exists in respect of such Loss, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and after its assumption of the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation. Nothing herein shall limit the Indemnitee's right to employ its own counsel at its own cost and expense. If in the Indemnitee's reasonable judgment upon the advice of its counsel a conflict of interest exists requiring the Indemnitee to assume its own defense, upon written notice thereof by the Indemnitee to the Indemnifying Party stating the nature of such conflict of interest, the Indemnitee shall be entitled to assume its own defense with one separate counsel at the Indemnifying Party's expense in accordance with this Section
7.2. The Indemnifying Party shall not, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee of an unconditional release from all liability in respect of such Loss or which requires action on the part of such Indemnitee or otherwise subjects the Indemnitee to any obligation or restriction to which it would not otherwise be subject.

                                  ARTICLE VIII

                                 MISCELLANEOUS

                 Section 8.1 Fees, Expenses and Taxes. The Company shall pay, and hold each Purchaser and all holders of the Securities harmless against liability for the payment of, (a) all reasonable out-of-pocket expenses incurred by the Purchasers up to and including the date of the Initial Closing in connection with the transactions contemplated by this Agreement, including without limitation, the fees and expenses of their counsel and accountants, (b) the fees and expenses incurred with respect to any amendments or waivers requested by the Company (whether or not the same become effective) under or in respect of this Agreement or any other Transaction Document, (c) the fees and expenses incurred with respect to the enforcement of the covenants and other agreements set forth in this Agreement and any other Transaction Document and
(d) all stamp, documentary or other similar taxes, assessments or charges, if any, levied by any governmental or revenue authority in respect of this Agreement or any other Transaction Document. The obligations of the Company under this Section 8.1 shall survive the Initial Closing or any termination of this Agreement.

                 Section 8.2 Specific Performance and Other Remedies. In addition to the rights specifically granted to the Purchasers and the Company herein, the Purchasers and the Company shall have all rights and remedies set forth in the Second Amended and Restated Articles and all rights and remedies which the Purchasers and the Company have been granted at any time under any other agreement or contract and, in the case of any fraudulent act or omission, all of the rights which the Purchasers or the Company have under any law. In addition, the parties agree that the Purchasers and the Company would suffer irreparable harm from a breach by the other party of the agreements set forth in Article I or Section 2.1 hereof and the covenants with respect to the other party set forth in Section 3 hereof and that money damages may not be an adequate remedy for any such breach. In the event of an alleged or threatened breach by any such Persons of any of the provisions of this Agreement, the Purchasers or the Company or their respective successors or assigns may, in addition to all other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions hereof.

                 Section 8.3 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Documents constitute the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

                 Section 8.4 Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for any Purchaser's benefit as a purchaser or holder of the Securities are also for the benefit of, and enforceable by, any subsequent holder of the Securities.

                 Section 8.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

                 Section 8.6 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

                 Section 8.7 Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

                 Section 8.8 Governing Laws; Consent to Jurisdiction. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to principles of conflict of laws.

                 (b) Each party hereto agrees that all judicial proceedings brought against the Company or any Purchaser arising out of or relating to this Agreement or the breach hereof may be brought in any state or federal court of competent jurisdiction in the State of Florida or New York.

                 Section 8.9 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to at the addresses indicated below:

                 if to the Company, at:

                 AVTEAM, Inc.
                 3230 Executive Way
                 Miramar, Florida 33025
                 Telephone: (954) 431-2359
                 Attention: Donald A. Graw
                 with a copy to:

                 Baker & McKenzie
                 701 Brickell Avenue, Suite 1600
                 Miami, Florida 33131-2877
                 Telephone: (305) 789-8902
                 Attention: Noel H. Nation, Esq.

                 and if to any Purchaser, at:

                 Clipper Capital Partners, L.P.
                 Eleven Madison Avenue
                 26th Floor
                 New York, New York 10010
                 Telephone: (212) 448-5700
                 Attention: Eugene P. Lynch

                 with a copy to:

                 Weil, Gotshal & Manges LLP
                 767 Fifth Avenue
                 New York, New York 10153
                 Telephone: (212) 310-8340
                 Attention: Howard Chatzinoff, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

                 Section 8.10 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                 Section 8.11 Definition of Knowledge. For purposes of this Agreement, "knowledge" or "known" or a similar phrase shall mean only matters as to which any of the executive officers of the Company has actual knowledge, and matters which are not actually known but should have been known by any such executive officer of the Company based upon a reasonable investigation and inquiry with respect to the correctness and validity of the representation, warranty or other matter so qualified by knowledge.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                        AVTEAM INC.



                                        By:  /s/ Donald A. Graw
                                             ----------------------------------
                                             Name:  Donald A. Graw
                                             Title: President and
                                                    Chief Executive Officer

                                   PURCHASES:

Clipper Capital Associates, L.P.                Clipper Equity Partners I, L.P.
By: Clipper Capital Associates, Inc.            By: Clipper Capital Associates, L.P.
    its general partner                             its general partner
                                                    By: Clipper Capital Associates, Inc.
                                                        its general partner



By: /s/ Daniel V. Cahillane                     By: /s/ Daniel V. Cahillane
    ------------------------------------            ------------------------------------
    Name:  Daniel V. Cahillane                       Name:  Daniel V. Cahillane
    Title: Treasurer and Secretary                   Title: Treasurer and Secretary



Clipper/Merchant Partners, L.P.                 Clipper/European Re, L.P.
By: Clipper Capital Associates, L.P,            By: Clipper Capital Associates, L.P.
    its general partner                             its general partner
    By: Clipper Capital Associates, Inc.            By: Clipper Capital Associates, Inc.
        its general partner                             its general partner




By: /s/ Daniel V. Cahillane                     By: /s/ Daniel V. Cahillane
    ------------------------------------            ------------------------------------
    Name:  Daniel V. Cahillane                       Name:  Daniel V. Cahillane
    Title: Treasurer and Secretary                   Title: Treasurer and Secretary


Clipper/Merban, L.P.
By: Clipper Capital Associates, L.P.
    its general partner
    By: Clipper Capital Associates, Inc.
        its general partner


By: /s/ Daniel V. Cahillane
    ------------------------------------
    Name:  Daniel V. Cahillane
    Title: Treasurer and Secretary



                                                                      SCHEDULE 1
                               LIST OF PURCHASERS

                                      Number of        Number of
                                      Shares of        Shares of      Aggregate    Percentage
 Name and Address                      Class A          Class B       Purchase     of Initial
 of Purchaser                      Preferred Stock  Preferred Stock     Price      Securities
 -------------------------------   ---------------  ---------------   ---------    ----------
 Clipper Capital Associates, L.P.      42,857                 0     $   299,999        2.52%
 Eleven Madison Avenue
 New York, NY 10010

 Clipper/Merchant Partners, L.P.      509,890                 0     $ 3,569,230       29.99%
 Eleven Madison Avenue
 New York, NY 10010

 Clipper Equity                       382,418                 0     $ 2,676,926       22.50%
 Partners I, L.P.
 Eleven Madison Avenue
 New York, NY 10010

 Clipper/European Re, L.P.            254,945                 0     $ 1,784,615       15.00%
 c/o CITCO
 De Ruterkade 62
 P.O. Box 812
 Curacao, Netherlands Antilles

 Clipper/Merban, L.P.                 289,890           220,000     $ 3,569,230       29.99%
 c/o CITCO
 De Ruterkade 62
 P.O. Box 812
 Curacao, Netherlands Antilles

                          Total     1,480,000           220,000     $11,900,000      100.00%